                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                 DELTAGEN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   24783 R 103
                          -----------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                  / / Rule 13d-1(b)
                  / / Rule 13d-1(c)
                  /X/ Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   2   OF  19  PAGES
----------------------                            ------------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Partners II Limited Partnership

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,478,395
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,478,395
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,478,395

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 2 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   3   OF  19  PAGES
----------------------                            ------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Partners II-A Limited Partnership
--------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                100,882
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                100,882
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        100,882

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 3 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   4   OF  19  PAGES
----------------------                            ------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Partners GMBH & CO. KG

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                196,688
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                196,688
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        196,688

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 4 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   5   OF  19  PAGES
----------------------                            ------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Strategic Advisors Fund Limited Partnership

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,167
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,167
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,167

--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 5 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   6   OF  19  PAGES
----------------------                            ------------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Associates II Partnership

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                28,072
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                28,072
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        28,072

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 6 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   7   OF  19  PAGES
----------------------                            ------------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Glen Partners II Limited Partnership

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,779,132
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,779,132
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,779,132

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.3%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------

                               Page 7 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   8   OF  19  PAGES
----------------------                            ------------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Verwaltungs GmbH

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        German Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                196,688
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                196,688
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        196,688

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------

                               Page 8 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   9   OF  19  PAGES
----------------------                            ------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         A. Dana Callow, Jr.

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

--------------------------------------------------------------------------------
                            5    SOLE VOTING POWER

                                 10,933
        NUMBER OF         ------------------------------------------------------
         SHARES             6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 2,807,204
          EACH            ------------------------------------------------------
        REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                   10,933
                          ------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                 2,807,204
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,818,137

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.4%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                               Page 9 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   10   OF  19  PAGES
----------------------                            ------------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert S. Sherman

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,200
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,807,204
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  1,200
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,807,204
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,808,404

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.4%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------


                               Page 10 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   11   OF  19  PAGES
----------------------                            ------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Martin J. Hernon

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                2,330
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,807,204
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  2,330
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,807,204
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,809,534

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.4%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                               Page 11 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE  12   OF  19  PAGES
----------------------                            ------------------------------


Item 1(a).    NAME OF ISSUER

              Deltagen, Inc.

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              1003 Hamilton Avenue
              Menlo Park, CA 94025

ITEM 2(a).    NAME OF PERSON FILING

              This statement is filed by Boston Millennia Partners II Limited Partnership. ("BMP II"), a Delaware limited partnership, Boston Millennia Partners II-A Limited Partnership ("BMP II-A"), a Delaware limited partnership, Boston Millennia Partners GMBH & CO. KG ("BMP G"), a German partnership, Strategic Advisors Fund Limited Partnership ("SAF"), a Delaware limited partnership, Boston Millennia Associates II Partnership ("BMAP"), a Delaware partnership, Glen Partners Limited Partnership ("GP LP"), a Delaware limited partnership, Boston Millennia Verwaltungs GmbH ("BMV"), a German partnership, and A. Dana Callow, Jr., Robert S. Sherman and Martin J. Hernon (collectively, the "Partners"). BMP II, BMP II-A, BMP-G, SAF, BMAP, GP LP, BMV and Messrs. Callow, Sherman and Hernon are collectively referred to as the "Reporting Persons".

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

              30 Rowes Wharf
              Boston, MA 02110

Item 2(c).    CITIZENSHIP

              Each of BMP II, BMP II-A, SAF and GP LP, is a limited partnership organized under the laws of Delaware.
              BMAP is a partnership organized under the laws of Delaware.
              Each of BMP G and BMV are partnerships organized under the laws of the Federal Republic of Germany.
              Each of the Partners are citizens of the United States.

Item 2(d).    TITLE OF CLASS OF SECURITIES

              This Schedule 13G report relates to the Common Stock, par value $.001 ("Common Stock") of Deltagen, Inc. ("the Company").

Item 2(e).    CUSIP NUMBER

              CUSIP number 24783 R 103

                              Page 12 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   13   OF  19  PAGES
----------------------                            ------------------------------


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(d) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

              (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
              78c).

              (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

              (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

              (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

              (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

None.

Item 4.    OWNERSHIP

(A)        AMOUNT BENEFICALLY OWNED

           As of December 31, 2000, each of the following is the holder of record of the number of shares of Common Stock:

                                                  RECORD HOLDER           BENEFICIAL HOLDER
                                                  -------------           -----------------
         BMP II                                  2,478,395 shares         2,478,395 shares
         BMP II-A                                 100,882 shares           100,882 shares
         BMP II-G                                 196,688 shares           196,688 shares
         SAF                                       3,167 shares             3,167 shares
         BMAP                                     28,072 shares           1,219,626 shares
         GP LP                                       0 shares             2,779,132 shares
         BMV                                         0 shares              196,688 shares
         Mr. Callow                               10,933 shares            2,818,137 shares
         Mr. Sherman                               1,200 shares           2,808,404 shares
         Mr. Hernon                                2,330 shares           2,809,534 shares


         (b)      PERCENT OF CLASS

         BMP II                          8.3%
         BMP II-A                Less than 5%


                              Page 13 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   14   OF  19  PAGES
----------------------                            ------------------------------


         BMP G                   Less than 5%
         SAF                     Less than 5%
         BMA                     Less than 5%
         GP LP                           9.3%
         BMV                     Less than 5%
         Mr. Callow                      9.4%
         Mr. Sherman                     9.4%
         Mr. Hernon                      9.4%

GP LP, by virtue of its status as the sole General Partner of BMP II, BMP II-A and SAF and a special limited partner of BMP G may be deemed to be the beneficial owner of 2,779,132 shares, representing beneficial ownership of 9.3%. By virtue of their status as managers of GP LP and managing partners of BMA, each of Messrs. Callow, Sherman, and Hernon, along with shares of which they are the record holder, may be deemed to own 2,818,137, 2,808,404 and 2,809,534, representing in the case of each Partner, beneficial ownership of 9.4%. The foregoing percentages are based on the 29,873,825 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10Q of Deltagen, Inc. for the quarter ended September 30, 2000.



(c)  REPORTING PERSON
                                                                                  NUMBER OF SHARES
                                                        ---------------------------------------------------------------
                                                              (i)                (ii)             (iii)         (iv)
                                                        -----------------     -----------     -----------     ---------
BMP II                                                    2,478,395                    0        2,478,395             0
BMP II-A                                                    100,882                    0          100,882             0
BMP G                                                       196,688                    0          196,688             0
SAF                                                           3,167                    0            3,167             0
BMAP                                                         28,072                    0           28,072             0
GP LP                                                             0            2,779,132                0     2,779,132
BMV                                                               0              196,688                0       196,688
A. Dana Callow, Jr.                                          10,933            2,807,204           10,933     2,807,204
Robert S. Sherman                                             1,200            2,807,204            1,200     2,807,204
Martin J. Hernon                                              2,330            2,807,204            2,330     2,807,204

(i)   Sole power to vote or direct the vote
(ii)  Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv)  Shared power to dispose or to direct the disposition of

Each of the Reporting Persons expressly disclaims beneficial ownership of any shares of Common Stock of Deltagen, Inc. except any shares held directly of record or any shares in which they have an actual pecuniary interest.

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           --------------------------------------------
           Not Applicable. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
           ---------------------------------------------------------------
           Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           ------------------------------------------------------------------
           Not applicable.

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           ---------------------------------------------------------
           Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).


                              Page 14 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   15   OF  19  PAGES
----------------------                            ------------------------------


Item 9.    NOTICE OF DISSOLUTION OF GROUP
           ------------------------------
           Not applicable.

Item 10.   CERTIFICATION
           -------------
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

           Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13-1(f) under Section 13(d) of the Act.

DATE:  February __, 2001


                              Page 15 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   16   OF  19  PAGES
----------------------                            ------------------------------


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Boston Millennia Partners II Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        General Partner

Boston Millennia Partners II-A Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        General Partner

Boston Millennia Partners GMBH & CO. KG

By:     Boston Millennia Verwaltungs GmbH
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        Managing Director

Strategic Advisors Fund Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        General Partner

Boston Millennia Associates II Partnership

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        Martin J. Hernon, Managing Partner

Glen Partners II Limited Partnership

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        General Partner

                              Page 16 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   17   OF  19  PAGES
----------------------                            ------------------------------

Boston Millennia Verwaltungs GmbH

By:      /s/ MARTIN J. HERNON
        ------------------------------------------------------
        Managing Director

/s/ A. DANA CALLOW, JR.
--------------------------------------------------------------
A. Dana Callow, Jr.


/s/ ROBERT S. SHERMAN
--------------------------------------------------------------
Robert S. Sherman


/s/ MARTIN J. HERNON
--------------------------------------------------------------
Martin J. Hernon


                              Page 17 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   18   OF  19  PAGES
----------------------                            ------------------------------

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Deltagen, Inc.. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Boston Millennia Partners II Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        General Partner

Boston Millennia Partners II-A Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        General Partner

Boston Millennia Partners GMBH & CO. KG

By:     Boston Millennia Verwaltungs GmbH
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        Managing Director

Strategic Advisors Fund Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        General Partner

Boston Millennia Associates II Partnership

By:     /s/ MARTIN J. HERNON
        ------------------------------------------------------
        Martin J. Hernon, Managing Partner


                              Page 18 of 19 Pages

----------------------                            ------------------------------
CUSIP NO. 73941U102           13G                   PAGE   19   OF  19  PAGES
----------------------                            ------------------------------

Glen Partners II Limited Partnership

By:      /s/ MARTIN J. HERNON
        ------------------------------------------------------
        General Partner

Boston Millennia Verwaltungs GmbH

By:      /s/ MARTIN J. HERNON
        ------------------------------------------------------
        Managing Director

/s/ A. DANA CALLOW, JR.
--------------------------------------------------------------
A. Dana Callow, Jr.


/s/ ROBERT S. SHERMAN
--------------------------------------------------------------
Robert S. Sherman


/s/ MARTIN J. HERNON
--------------------------------------------------------------
Martin J. Hernon


                              Page 19 of 19 Pages